Exhibit 23.5
[Avista Valuation Advisory Limited letterhead]
October 7, 2010
Le Gaga Holdings Limited
Unit 1105, The Metropolis Tower
10 Metropolis Drive
Hung Hom, Kowloon
Hong Kong
WRITTEN CONSENT TO REFERENCE AVISTA VALUATION ADVISORY LIMITED VALUATION IN F-1 FILING OF LE GAGA HOLDINGS LIMITED
Dear Sir:
We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal report (the “Report”) addressed to the board of Le Gaga Holdings Limited (the “Company”) dated May 4, 2010, in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission.
In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.
In giving our opinion of values, we relied on the accuracy and completeness of the financial statements and other data relating to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or the data provided to us and take no responsibility for the accuracy of such information

Yours very truly, Avista Valuation Advisory Limited
/s/ Avista Valuation Advisory Limited